PURCHASE AND SALE AGREEMENT

BETWEEN:

ARCH ENERGY INC.

AND

SOURCE PETROLEUM INC. and 1245147 ALBERTA LTD.

DATED THE 7th DAY OF SEPTEMBER, 2007

SCHEDULES

Schedule “A”	- Lands and Leases
Schedule “B”	- Facilities, Processing Obligations and Units and exclusions from Miscellaneous Interests
Schedule “C”	- Wells
Schedule “D”	- Conveyance
Schedule “E”	- Assumed Liabilities

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT dated the 7th day of September, 2007, BETWEEN:

SOURCE PETROLEUM INC., a body corporate having an office and carrying on business in the City of Calgary, in the Province of Alberta ("Vendor") and 1245147 ALBERTA LTD., a body corporate having an office and carrying on business in the City of Calgary, in the Province of Alberta (“Subco”)

- and -

ARCH ENERGY INC., a body corporate having an office and carrying on business in the City of Calgary, in the Province of Alberta ("Purchaser")

              WHEREAS Vendor and Subco wish to sell to Purchaser and Purchaser wishes to purchase from Vendor and Subco the Assets, all subject to and in accordance with the terms and conditions set forth herein;

              NOW THEREFORE in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties agree as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement, including the recitals, this section and the schedules attached hereto, the following capitalized words and phrases shall have the following meanings:

(a)

"Abandonment and Reclamation Obligations" means all obligations to abandon the Wells and restore and reclaim the surface sites thereof, to decommission and remove the facilities and equipment comprised in the Tangibles and restore and reclaim the surface sites thereof and to reclaim and restore the lands to which the surface rights relate;

(b) "Adjustment Date" means the hour of 8:00 a.m. Calgary, Alberta time on the date of Closing;

(c) "EUB" means any energy and utilities board, or its local equivalent, having jurisdiction regarding a particular asset of the Vendor and Subco;

(d)

"AFEs" means authorities for expenditure, cash calls and operations notices issued under operating agreements authorizing expenditures and similar items and amounts budgeted pursuant to unit operating agreements for the Units and approved mail ballots, if any;

(e)

“Arch Subsequent Financing” means the equity financing of the Purchaser, or any Successor Issuer, for an amount of at least $1,000,000, to be completed after the date of this Agreement but prior to or concurrently or contemporaneously with the Closing;

(f)	"Assets" means the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests;

(g)	"Assumed Liabilities" means the specific payables of the Vendor and Subco with respect to the Assets occurring prior to the Adjustment Date, and further described in Schedule E attached hereto;

(h)	"Business Day" means any day other than a Saturday, a Sunday or a statutory holiday in Calgary, Alberta;

(i)	"Closing" means the closing of the purchase and sale herein provided for;

(j)	"Closing Time" means the hour of 12:00 p.m. Calgary, Alberta time on November 30, 2007, or such other date or time as may be agreed upon in writing by the Parties;

(k)	"Common Shares" shall mean common shares in the capital of the Purchaser, as presently constituted, or in any Successor Issuer;

(l)	"Confidentiality Agreement" means the confidentiality agreement between the Vendor and the Purchaser dated September 7, 2007

(m)

"Contracts" means all contracts and other agreements, arrangements, understandings and commitments directly relating to the Assets and, subject to section 6.4 hereof, shall include, without limitation, the proportion of the master services agreements relating to the Tangibles that may be assigned to Purchaser;

(n)

"Environmental Liabilities" means any and all environmental damage or contamination or other environmental problems pertaining to or caused by the Assets or operations thereon or related thereto, however and by whomsoever caused, and whether such environmental damage or contamination or other environmental problems occur or arise in whole or in part prior to, at or subsequent to the Closing Time. Without limiting the generality of the foregoing, such environmental damage or contamination or other environmental problems shall include (i) surface, underground, air, ground water or surface water contamination; (ii) the abandonment or plugging of or failure to abandon or plug any of the Wells; (iii) the restoration or reclamation of or failure to restore or reclaim any part of the Assets; (iv) the breach of applicable Regulations in effect at any time; and (v) the removal of or failure to remove foundations, structures or equipment;

(o)	"Exclusivity Period" means the period of time from and including the date of this Agreement to and including the date of termination of this Agreement in accordance with the terms hereof;

(p)

"Facilities" means the right, title, estate and interest of Vendor or Subco described in Schedule "B" in and to the facilities described in Schedule “B” and all of those facilities related to the Lands, if any;

(q)

"GST" means the goods and services tax administered pursuant to the Excise Tax Act (Canada), 1980, R.S.C., C.E.-15, as amended and the regulations thereunder or under any successor or parallel federal or provincial legislation that imposes a tax on the recipient of goods and services;

(r)	"Lands" means:

	(i)	the following lands in which the Vendor or Subco has an interest as described below;

(A)

TWP 75 Rge 4 W6M: Section 21, all P& NG below base of the Halfway, TWP 75 Rge 4 W6M: Section 29, all P& NG below base of the Stoddart; TWP 75 Rge 4 W6M: Section 31, all P& NG below base of the Bluesky- Bullhead, in the Woking Area of Alberta, Canada and as more specifically described in the Farmout Agreement between Dual Exploration Inc. and 1245147 Alberta Ltd. dated July 4, 2006 (the “Woking Property”);

(B)

TWP 83 Rge 19 W5M: Sections 15, 16, 17, 20, 21 and 29, Oilsands from the top of the Peace River fm to the base of the Pekisko fm, in the Harmon Valley area of Alberta, Canada and as more specifically described in the Farmout Agreement between Dual Exploration Inc. and 1245147 Alberta Ltd. dated July 4, 2006 (the “Harmon Valley Property”); and

(C)

TWP 40, Rge 31, W1M Sections 1-36, TWP 41, Rge 31, W1M Section 1-35, TWP 40 Rge 32, W1M Section 1-3 incl., Frac. E/2 Sec. 4, Frac. E/2 Sect. 9, 10-15 incl., Frac. E/2 Sec. 16, Frac E/2 Sec. 21, 22-27 incl, Frac. E/2 Sec. 28, Frac. E/2 Sec. 33, 34-36 incl., TWP 41, Rge 32, W1M Secs 1-3 incl., Frac. E/2 Sec. 4, Frac. E/2 Sec. 9, 10-15 incl., Frac. E/2 Sec. 16, Frac. E/2 Sec. 21, 22-27 incl., Frac. E/2 Sec. 28, Frac. E/2 Sec. 33, 34-36 incl; TWP 48, Rge 15, W2M, Sections 1-36, TWP 49, Rge 15, W2M, Sections 1-36; TWP 48, Rge 15, W2M, Sections 1-36; TWP 48, Rge 16, W2M, Sections 1-36, TWP 49, Rge 16, W2M, Sections 1-36, TWP 48, Rge 13, W2M, Sections 1-33, Sec. 36, TWP 48, Rge 14, W2M, Sections 1-36, TWP 48, Rge 12, W2M, Sections 1-22 incl., S/2 & NW 23, 24-36 incl., in the Province of Saskatchewan, Canada and as more specifically described in Oil Shale Exploration Permits PS 00244, PS00245 and PS00246 (the “Saskatchewan Property”).

(ii)

the lands set forth and described in Schedule “A” insofar as rights thereto are granted by the Leases and any and all lands pooled or unitized therewith and includes the Petroleum Substances within such lands subject to such limitations as to geological formations and Petroleum Substances as set forth in Schedule “A”;

(s)

"Leases" means all leases, licences, permits and other documents of title set forth and described in Schedule “A”, by virtue of which the holder thereof is entitled to drill for, win, take, own or remove the Petroleum Substances within, upon or under the Lands or by virtue of which the holder thereof is deemed to be entitled to a share of Petroleum

Substances removed from the Lands and includes, if applicable, all renewals and extensions of such documents and all documents issued in substitution therefore but only insofar as the same relate to the Lands;

(t)

"Losses" means all actions, causes of action, losses, costs, claims, damages, penalties, assessments, charges, expenses or other liabilities whatsoever suffered, sustained, or incurred by a Party and include, without limitation, reasonable legal fees on a solicitor and client basis and other professional fees and disbursements on a full indemnity basis, but notwithstanding the foregoing shall not include any liability for indirect or consequential damages including, without limitation, business loss, loss of profit, economic loss, punitive damages, or income tax liabilities;

(u)

"Miscellaneous Interests" means, subject to any and all limitations and exclusions provided for in this definition, all property, assets, interests and rights pertaining to the Petroleum and Natural Gas Rights and the Tangibles owned by the Vendor or Subco, or either of them, but only to the extent that such property, assets, interests and rights pertain to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, including, without limitation, any and all of the following:

	(i)	all contracts, agreements, documents, well licenses and books and records relating to the Assets;

(ii)

the Production Sales Contracts, the Transportation Agreements, the Processing Obligations and any other contracts and agreements relating to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, including without limitation, gas purchase contracts, processing agreements, transportation agreements and agreements for the construction, ownership and operation of facilities;

(iii)

fee simple rights to, and rights to enter upon, use or occupy the surface of any lands which are or may be used to gain access to or otherwise use the Petroleum and Natural Gas Rights and the Tangibles, or either of them, excluding any such rights that pertain only to a well or wells other than the Wells;

	(iv)	the Wells (and no other wells), including the wellbores and any and all casing; and

(v)

all records, books, documents, licences, permits, approvals, authorizations, files, or papers which relate to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, but specifically excluding any of the foregoing that

(i) may pertain to Vendor's or Subco’s proprietary technology or interpretations;

(ii) are owned or licensed by Third Parties with restrictions on their delivery or disclosure by Vendor or Subco to any assignee; and (iii) are referred to specifically as exclusions in Schedule “B”;

(v)	"Party" means a party to this Agreement;

(w)	"Permitted Encumbrances" means:

	(i)	easements, rights of way, servitudes and other similar rights in land (including, without limitation, rights of way and servitudes for highways and other roads,

railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, towers, wires and cables) which do not materially impair the use of the Assets affected thereby;

(ii)

the right reserved to or vested in any municipality or government or other public authority by the terms of any lease, licence, franchise, grant or permit or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

(iii)	liens imposed by statute securing the payment of taxes, assessments and governmental charges which are not due;

(iv)

rights of general application reserved to or vested in any governmental authority to levy taxes on Petroleum Substances produced from the Lands or any of them or the revenue therefrom and governmental requirements and limitations of general application as to production rates on the operations of any property;

(v)

the terms and conditions of the Leases, the Production Sales Contracts, the Transportation Agreements, the Processing Obligations and agreements, if any, for the sale of Petroleum Substances produced from the Lands that are terminable on not greater than 91 days notice (without an early termination penalty or other cost);

(vi)	statutory exceptions to title, and the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the mines and minerals within, upon or under the Lands;

(vii)

any security held by any Third Party encumbering Vendor's or Subco’s interest in and to the Assets, or any part or portion thereof, in respect of which Vendor or Subco delivers a discharge to Purchaser at or prior to Closing; and

(viii)	all royalty burdens, liens, penalties, conversion rights, adverse claims, encumbrances and other claims of Third Parties set out in Schedule “A”;

(x)

"Petroleum and Natural Gas Rights" means such rights in and to the Lands and the Leases owned by the Vendor or Subco, together with any of the following which relate thereto owned by the Vendor or Subco:

	(i)	rights to explore for, drill for, extract, win, produce, take, save or market Petroleum Substances from the Lands;

	(ii)	rights to a share of the production of Petroleum Substances from the Lands;

	(iii)	rights to all Petroleum Substances injected into but not produced from the Lands;

(iv)

rights to a share of the proceeds of, or to receive payment calculated by reference to, the quantity or value of the production of Petroleum Substances produced from the Lands, other than the rights under agreements for the sale of Petroleum

Substances produced from the Lands including, without limiting the generality of the foregoing, the Unit Interest;

(v)	rights to acquire any of the rights described in subparagraphs (i) to (iv) of this definition; and

(vi)	interests in any rights described in subparagraphs (i) to (v) of this definition,

including, to the extent that they are described in Schedule “A” all interests and rights known as working interests, royalty interests, overriding royalty interests, gross overriding royalty interests, production payments, profits interests, net profits interests, revenue interests, net revenue interests, economic interests and other interests, fractional or undivided interests in any of the foregoing;

(y)

"Petroleum Substances" means any of crude oil, crude bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids and any and all other substances related to any of the foregoing, whether liquid, solid or gaseous and whether hydrocarbons or not, including without limitation, sulphur;

(z)	"Place of Closing" means the offices of Shea Nerland Calnan LLP, 2800, 715 – 5th Avenue SW, Calgary, AB T2P 2X6, or such other place as may be agreed upon in writing by the Parties;

(aa)

"Prime Rate" means the daily rate of interest expressed as a per annum rate announced from time to time by the main branch of the Royal Bank of Canada in Calgary, Alberta as a reference rate for the determination of interest rates on Canadian dollar commercial loans to customers in Canada which are in effect during the interest calculation period set forth in this Agreement;

(bb)	"Processing Obligations" means those obligations relating to the processing of Petroleum Substances produced from the Lands, if any, described in Schedule “B”;

(cc)	"Purchase Price" means the amount payable pursuant to section 2.2(a);

(dd)

"Regulations" means all statutes, laws, rules, orders, regulations and directions of governmental and other competent authorities in effect from time to time and made by governments or governmental boards or agencies having jurisdiction over the Assets;

(ee)

"Rights of First Refusal" means a right of first refusal, pre-emptive right of purchase or similar right whereby any Third Party has the right to acquire or purchase all or a portion of the Assets as a consequence of the Parties entering into this Agreement or the transaction to be effected by this Agreement;

(ff)

"Security Interests" means security interests in the Assets or any portion thereof or granted by a Party, its affiliates or predecessors in title whether by way of mortgage, deed of trust, Bank Act (Canada), assignments, debenture, general security agreement or land charge under personal property security legislation or otherwise, including any amendments thereto;

(gg)	“Series A Performance Warrants” means the securities of the Purchaser, or any Successor Issuer, which shall have the terms and conditions set out in section 2.2(b);

(hh)	“Series B Performance Warrants” means the securities of the Purchaser, or any Successor Issuer, which shall have the terms and conditions set out in section 2.2(c);

(ii)

"Specific Conveyancing" means all conveyances, assignments, transfers, novations and other documents or instruments that are reasonably required or desirable to convey, assign and transfer the interest of Vendor or Subco in and to the Assets to Purchaser and to novate Purchaser in the place and stead of Vendor or Subco with respect to the Assets;

(jj)

“Successor Issuer” means any issuer whose common shares are listed and posted for trading on either the TSX Venture Exchange or the Toronto Stock Exchange and that the Purchaser completes a reverse take over of either prior to or concurrently with the closing of the transaction contemplated by this Agreement;

(kk)	"Take or Pay Amount" means Vendor's or Subco’s share of any and all amounts equal to the outstanding take or pay liability as of the Adjustment Date in respect of any and all Take or Pay Provisions;

(ll)

"Take or Pay Provisions" means "take or pay" or similar provisions in or in respect of contracts for the sale of Petroleum Substances attributable to the Petroleum and Natural Gas Rights whereby Vendor or Subco is obligated to:

(i) sell or deliver Petroleum Substances without in due course receiving or being entitled to retain full payment therefore at the full price which would otherwise be applicable; or

(ii) pay any person an amount on account of payments previously made in respect of quantities of Petroleum Substances which were not previously delivered;

(mm)

"Take-Over Proposal" means a bid or offer to acquire 20% or more of the outstanding common shares of the Vendor or Subco or any proposal, offer or agreement for a merger, consolidation, amalgamation, arrangement, recapitalization, liquidation, dissolution, reorganization into a royalty trust or income fund or similar transaction or other business combination involving the Vendor or Subco or any proposal, offer or agreement to acquire 25% or more of the assets of the Vendor or Subco; or

(nn)	"Tangibles" means, to the extent they are owned by the Vendor or Subco:

(i)

all tangible depreciable property and assets which are situate in, on or about the Lands or appurtenant thereto and which are used or are intended to be used in connection with production, gathering, processing, measuring, making marketable, injection, removal, transmission or treatment or storage of Petroleum Substances or operations thereon or relative thereto or appurtenant to or used in connection with the Wells or in connection with water or miscible fluids injection or removal operations that pertain to the Petroleum and Natural Gas Rights including, without limitation, gas plants, oil batteries, production equipment, fresh and produced water facilities, pipelines, pipeline connections, meters, dehydrators, motors, compressors, treaters, scrubbers, separators, pumps, tanks, boilers and communication equipment, but specifically excluding any tangible depreciable property and assets beyond the point of entry into a gathering system, plant or other facility;

(ii)	the Facilities; and

(iii)	the Unit Facilities;

(oo)	"Termination Fee" means the fee of $100,000 payable by the Vendor to the Purchaser in the event that the circumstances referred to in section 9.3 hereof arise;

(pp)	"Third Party" means any individual or entity other than the Parties;

(qq)

"Unit" means the scheme of unitization for the production of Petroleum Substances, the unit area established thereunder and all property subject to such scheme created pursuant to the unit agreements and unit operating agreements including any and all amendments thereto, described in Schedule “B”, if any;

(rr)	"Unit Facilities" means the Unit Interest in and to all tangible depreciable property and assets owned and operated by the Unit;

(ss)	"Unit Interest" means the right, title, estate and interest of Vendor or Subco described in Schedule “B” in and to the Unit; and

(tt)

"Wells" means the wells identified in Schedule “C” and all wells which are or may be used in connection with the Petroleum and Natural Gas Rights excluding abandoned wells but otherwise including without limitation, producing, shut-in, suspended, water source, injection or disposal wells.

1.2	Schedules and Exhibits

The following schedules are attached to, form part of, and are incorporated in this Agreement:

Schedule “A”	- Lands and Leases
Schedule “B”	- Facilities, Processing Obligations and Units and exclusions from Miscellaneous Interests
Schedule “C”	- Wells
Schedule “D”	- Conveyance
Schedule “E”	- Assumed Liabilities

These schedules are incorporated herein by reference as though contained in the body of this Agreement. Whenever any term or condition, whether express or implied, of any schedule conflicts or is at variance with any term or condition of the body of this Agreement, the latter shall prevail.

1.3	Interpretation Not Affected by Headings

The division of this Agreement into articles, sections, subsections, clauses, subclauses and paragraphs and the provision of headings for all or any thereof are for convenience and reference only and shall not affect the meaning, interpretation or construction of this Agreement.

1.4	Included Words

When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting gender or gender neutrality shall be construed as suggesting the masculine, feminine and neutral genders.

1.5	Headings

The expressions "Article", "section", "subsection", "clause", "subclause", "paragraph" and "Schedule" followed by a number or letter or combination thereof mean and refer to the specified article, section, subsection, clause, subclause, paragraph and schedule of or to this Agreement.

1.6	Statutory References

Any reference herein to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, and all amendments made thereto and in force from time to time, and to any statute or regulation that may be passed which has the effect of supplementing or superseding the statute so referred to or the regulations made pursuant thereto.

1.7	Invalidity of Provisions

If any of the provisions of this Agreement should be determined to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions herein shall not in any way be affected or impaired thereby.

1.8	Knowledge or Awareness

Where in this Agreement a representation or warranty is made on the basis of the knowledge information, belief or awareness of a Party, such knowledge, information or belief or awareness consists only of the actual knowledge or awareness, as the case may be, of the current officers, and employees of such Party whose normal responsibilities relate to the subject matter of the representation or warranty, after having made due and commercially reasonable inquiries which the Parties hereto covenant that they will cause such of their respective officers and employees to make, and does not include knowledge, information or belief and awareness of any other person or persons.

2.	PURCHASE AND SALE AND CLOSING

2.1	Purchase and Sale

(a)	Vendor and Subco agree to sell, assign, set over, convey and transfer to Purchaser and Purchaser agrees to acquire and purchase from Vendor and Subco,

	(i)	all the right, title, estate and interest of Vendor and Subco (whether absolute or contingent, legal or beneficial) in and to the Assets relating to the Harmon Valley Property;

	(ii)	all the right, title, estate and interest of Vendor and Subco (whether absolute or contingent, legal or beneficial) in and to the Assets relating to the Woking Property; and

(iii)

such percentage of the right, title, estate and interest of Vendor and Subco (whether absolute or contingent, legal or beneficial) in and to the Assets relating to the Saskatchewan Property that would provide the Purchaser with a 60% interest in those Assets upon completion of the transactions contemplated herein (i.e. in the Assets relating to the Saskatchewan Property, upon completion of the transactions contemplated herein the Purchaser will have a 60% interest, Vendor will have a 25% interest and a third party will have a 15% interest);

by payment of the Purchase Price by the Purchaser to the Vendor, subject to and in accordance with the terms of this Agreement.

(b)

Purchaser acknowledges that the third party that currently has an interest in the Assets relating to the Saskatchewan Property has the right, upon satisfaction of certain conditions, to acquire an additional 10% interest in the Assets relating to the Saskatchewan Property and agrees with the Vendor that, if such right is properly exercised by that third party, such interest will be acquired from the Purchaser’s interest such that , upon transfer of that additional 10% interest the Purchaser will have a 50% interest, Vendor will have a 25% interest and the third party will have a 25% interest). Any payment by that third party, or any assignee, shall be for the account of the Purchaser.

2.2	Purchase Price

(a)

The Purchase Price for the Assets shall be equal to $21,000,000 (in Canadian dollars) less any assumed liabilities, such Purchase Price payable via the issuance of Common Shares at a deemed price per Common Share equal to the lesser of $2.00 and the price at which the Common Shares (or securities exchangeable for Common Shares) are issued pursuant to the Arch Subsequent Financing.

(b)

The Purchaser shall also issue to the Vendor 2,000,000 Series A Performance Warrants, each of which shall be exchangeable for no additional consideration into one Common Share at any time on or before the date that is 3 years from the Closing Time upon the issuance of a report conforming to the requirements of NI 51-101 for the Harmon Valley Property reporting the existence of at least 30 million barrels of “3P” (i.e. proven plus probable plus possible) gross oil reserves and each of which shall be non-transferable except as contemplated herein.

(c)

The Purchaser shall also issue to the Vendor 1,000,000 Series B Performance Warrants, each of which shall be exchangeable for no additional consideration into one Common Share at any time on or before the date that is 3 years from the Closing Time upon the issuance of a report conforming to the requirements of NI 51-101 for the Harmon Valley Property reporting the existence of at least 50 million barrels of “3P” (i.e. proven plus probable plus possible) gross oil reserves and each of which shall be non-transferable except as contemplated herein.

(d)

Each of the Purchaser and the Vendor acknowledge that the sale of the Assets associated with the Saskatchewan Property will be subject to withholding tax under applicable Canadian tax legislation and that such withholding tax will be deducted from the consideration paid by the Purchaser to the Vendor for such Assets prior to such payment being made.

2.3	Closing

Closing shall take place at the Place of Closing at the Closing Time if there has been satisfaction or waiver of the all of the conditions of Closing contained in this Agreement. Subject to all other provisions of this Agreement, possession, risk and beneficial ownership of Vendor's and Subco’s interest in and to the Assets shall pass from Vendor and Subco to Purchaser at the Closing Time and Purchaser shall not be entitled to claim ownership of the Assets until the Closing Time.

2.4	Form of Payment

All payments to be made pursuant to this Agreement shall be in securities of the Purchaser via the delivery of certificates representing such securities. Subject to the adjustments provided for herein, the Purchase Price shall be paid and satisfied at Closing via the delivery of the Common Shares, Series A Performance Warrants and Series B Performance Warrants as described in 2.2 (a), (b), and (c), as directed by the Vendor.

2.5	Limited Assumption of Liabilities

(a)

Subject to the provisions of Sections 6.2, 6.3 and 6.4 hereof, at Closing, Purchaser shall assume and/or waive (as the case may be) (i) the obligations and liabilities arising after the Effective Date under the Contracts; and (ii) the Assumed Liabilities. It is not the intention of the Parties that the assumption by Purchaser of the Assumed Liabilities shall in any way enlarge the rights of any third parties relating thereto. Nothing contained herein shall prevent Purchaser from contesting any of the Assumed Liabilities with any third party obligee

(b)

Except as otherwise expressly provided in this Agreement, Purchaser does not assume, agree to pay, perform or discharge or otherwise have any responsibility for any other obligation or liability of Vendor or Subco, including, without limitation, any account payable not included in the Assumed Liabilities, (whether fixed, contingent, unliquidated, absolute or otherwise) and whether arising or to be performed prior to, on or after the Adjustment Date and Vendor or Subco shall pay, perform or discharge, as appropriate, all such obligations and liabilities.

2.6	Tax Allocation

The Parties shall allocate the Purchase Price amongst the Assets as follows:

(a) For the Woking Property:

(i)	Petroleum and Natural Gas Rights	$1,000,000

(ii)	Tangibles	$100,000

(iii)	Miscellaneous Interests	$0

	TOTAL	$1,100,000

(b)	For the Harmon Valley Property:

(iii)	Petroleum and Natural Gas Rights	$19,695,000

(iv)	Tangibles	$190,000

(iii)	Miscellaneous Interests	$0

	TOTAL	$19,885,000

(a)	For the Saskatchewan Property:

(v)	Petroleum and Natural Gas Rights	$15,000

(vi)	Tangibles	$0

(iii)	Miscellaneous Interests	$0

	TOTAL	$15,000

Each of the Vendor and Subco, as applicable, and the Purchaser agree to co-operate in the filing of such elections under the Income Tax Act (Canada) and other taxation statutes as may be necessary or desirable to give effect to such allocation for tax purposes.

2.7	Other Taxes

At Closing, Purchaser shall pay to Vendor any GST payable in respect of the Assets (excluding the Petroleum and Natural Gas Rights), which Vendor shall remit according to law. The GST registration number of Vendor is __________________. At Closing, Purchaser shall be solely responsible for any provincial sales tax pertaining to its acquisition of the Assets and shall remit any such taxes to the applicable governmental authority according to law.

Notwithstanding the foregoing, the Vendor and Subco, as applicable, and the Purchaser will on or before Closing jointly execute an election, in the prescribed form and containing the prescribed information to have subsection 167(1.1) of the Excise Tax Act (Canada) apply to the sale and purchase of the Assets associated with each of the Woking Property and the Harmon Valley Property. The Purchaser will file such election with the Minister of National Revenue within the time prescribed by the Excise Tax Act (Canada). In the event that the Minister of National Revenue determines that GST is payable in respect of the sale of the Woking Property or the Harmon Valley Property as contemplated by this Agreement, the Purchaser shall be responsible for, and hereby indemnifies and saves the Vendor and Subco harmless from and against, the payment of the same together with all penalties and interest the Canada Revenue Agency may assess against the Vendor or Subco. The covenants contained in this paragraph shall survive the completion of the within purchase and sale transaction.

The parties acknowledge that GST will be payable with respect to the sale of the Assets associated with the Saskatchewan property.

2.8	Dividend of Common Shares, Series A Performance Warrants, and Series B Performance Warrants

(a) The Vendor agrees to, forthwith upon the later of the Closing and the time of the Common Shares, Series A Performance Warrants, Series B Performance Warrants and

the Common Shares underlying the Series A Performance Warrants and Series B Performance Warrants are registered for distribution in the United States as contemplated by section 2.8(b) below, dividend out such securities delivered to the Vendor pursuant to this Agreement to the holders of the common shares of Source on a pro rata basis.

(b)

The Vendor and the Purchaser both acknowledge that, to distribute the Common Shares, Series A Performance Warrants, Series B Performance Warrants and the Common Shares underlying the Series A Performance Warrants and Series B Performance Warrants received by the Vendor to the Vendor’s shareholders as contemplated in section 2.8(a), the Purchaser will be required to register such securities for distribution in the United States via the filing of a registration statement on Form F-1 (or similar forms) as required pursuant to Staff Legal Bulletin No. 4 issued by the United States Securities and Exchange Commission, or obtain an exemption from such requirements. As a result of this requirement, the Vendor agrees to take all commercially reasonably steps necessary to prepare and submit all necessary filings with the United States Securities and Exchange Commission on behalf of the Purchaser to qualify such securities for distribution in the United States as contemplated in section 2.8(a), or obtain an exemption from such requirements. The Purchaser agrees to provide the Vendor with all commercially reasonable assistance in order to allow the Vendor to satisfy the obligations referred to in this section 2.8 (b). The Purchaser agrees that, upon receipt by the Purchaser from the Vendor of copies of applicable and appropriate invoices from third parties for services rendered, the Purchaser will reimburse the Vendor for all reasonable expenses incurred by the Vendor in satisfying the Vendor’s obligations referred to in this section, provided that the Vendor shall have received the prior written approval of the Purchaser for such expenses prior to such expenses being incurred.

(c)

In the event that the Common Shares, Series A Performance Warrants and Series B Performance Warrants, including the Common Shares issuable pursuant to the Series A Performance Warrants and Series B Performance Warrants, are not qualified for distribution in the United States upon completion of the transaction contemplated by this Agreement, or an exemption from such requirements has not been obtained, the Purchaser and the Vendor agree that they shall continue to use all commercially reasonably efforts to qualify such securities for distribution in the United States, or obtain an exemption from such requirements.

(d)

The Vendor further agrees that, until such time as the Common Shares, Series A Performance Warrants and Series B Performance Warrants have been distributed to the Vendor’s shareholders as contemplated in section 2.8(a), it shall not trade such securities held by it, including the Common Shares issuable pursuant to the Series A Performance Warrants and Series B Performance Warrants, and it shall not take any action to vote the Common Shares held by it, including the Common Shares issuable pursuant to the Series A Performance Warrants and Series B Performance Warrants.

(e)

The Purchaser acknowledges that, upon qualification of the Common Shares, Series A Performance Warrants and Series B Performance Warrants for distribution in the United States as contemplated above, it will be subject to certain continuous disclosure filing requirements and obligations under applicable securities legislation in the United States.

(f)	The Vendor acknowledges and agrees that Purchaser may complete a reverse take over transaction with another issuer prior to or concurrently with the completion of the transaction contemplated in this Agreement. In such event, the rights and obligations of the Purchaser hereunder will be assigned to, or assumed by, the Successor Issuer.

3.	DOCUMENTS, RECORDS AND SPECIFIC CONVEYANCES

3.1	Delivery of Data

Vendor and Subco shall deliver to Purchaser at Closing or forthwith thereafter the original copies of the Leases and any other agreements and documents to which the Assets are subject and the original copies of contracts, agreements, correspondence, records, books, documents, licences, permits, approvals, reports and data comprising Miscellaneous Interests which are now in the possession of Vendor or Subco or of which it gains possession prior to Closing, all in an organized form. Notwithstanding the foregoing, if and to the extent such Leases, contracts, agreements, correspondence, records, books, documents, licences, reports and data also pertain to interests other than the Assets, photocopies or other copies may be provided to Purchaser in lieu of original copies. Vendor or Subco may retain photocopies of all Leases, contracts, agreements, correspondence, records, books, documents, licences, reports and data, at its sole cost and expense. Vendor and Subco may review the Leases, contracts, agreements, correspondence, records, books, documents, licences, reports and data provided to Purchaser after Closing to the extent required by Third Party requirements.

3.2	Conveyances and Joint Obligations

Vendor and Subco shall prepare the Specific Conveyances none of which shall confer or impose upon a Party any greater right or obligation than contemplated in this Agreement. All such Specific Conveyances shall be executed and delivered by the Parties at Closing. It shall not be necessary for the Specific Conveyances to have been executed prior to or at Closing by any Third Parties except for any affiliate or broker holding legal title on behalf of Vendor or Subco. Forthwith after Closing with the cooperation of Purchaser, Vendor and Subco shall circulate and register, as the case may be, all Specific Conveyances that by their nature may be circulated or registered. All costs of registration of the Specific Conveyances, including without limiting the generality of the foregoing, all transfers of caveats, well, facility and pipeline licence transfers, assignments of dispositions and any associated security deposits shall be for Purchaser's account.

3.3	Arbitration

(a) Reference to Arbitration

(i) In respect of matters referred to arbitration under section 5.1, the Parties shall select an arbitrator within two (2) Business Days of the Closing Time.

(ii) In respect of any other matters referred to arbitration under this Agreement, the Parties shall select an arbitrator within two (2) Business Days of the date the matter is referred to arbitration.

(iii)

If the arbitration is with respect to the existence of a title defect, the arbitrator shall be a recognized oil and gas lawyer in private practice in Calgary, Alberta who does not represent either Party.

(iv)

If the arbitration is with respect to the value allocated to a title defect, the arbitrator shall be a firm of recognized, independent reservoir engineering consultants carrying on business in Calgary, Alberta.

(v)

If the Parties cannot reasonably agree on the appointment of an arbitrator, the Parties shall each appoint an umpire who shall appoint an arbitrator. If the umpires are unable to agree on an arbitrator or if one of the Parties fails to comply with the provisions of this section 3.4, either Party may apply to a judge of the Court of Queen's Bench of Alberta for the appointment of an arbitrator.

(b)	Proceedings

(i)

The Parties shall, within two (2) Business Days of the date of selection of the arbitrator, each deliver to the arbitrator a written statement respecting the matter in dispute to the arbitrator, including such Party's proposed resolution. The arbitrator shall be required to accept one of such resolutions. If only one of the Parties submits a written resolution, the arbitrator shall be required to accept the resolution proposed by such Party.

	(ii)	The arbitrator shall be instructed to render his decision not later than five (5) Business Days after his appointment and shall communicate such decision to the Parties.

(iii)

If the arbitrator accepts Vendor's or Subco’s proposal, Purchaser shall pay the fees and expenses of the arbitrator and if the arbitrator selects Purchaser's proposal, Vendor shall pay the fees and expenses of the arbitrator. The decision of the arbitrator shall be final and binding on the Parties and not subject to review.

	(iv)	Except to the extent modified in this article, the arbitrator shall conduct any arbitration hereunder pursuant to the provisions of the Arbitration Act (Alberta).

4.	INTERIM OPERATIONS

4.1	Maintenance of the Assets

Until the earlier of the Closing Time or the termination of this Agreement, Vendor and Subco shall, to the extent that the nature of its interest permits and subject to the Leases and any other agreements and documents to which the Assets are subject: maintain the Assets in a proper and prudent manner in accordance with good oil and gas industry practices, including maintaining current insurance policies, if any, and in material compliance with all applicable Regulations; pay or cause to be paid all costs and expenses relating to the Assets which become due from the date hereof to the Closing Time; perform and comply with all covenants and conditions in the Leases and any other agreements and documents to which the Assets are subject, and forward to Purchaser any AFE’s that Vendor or Subco receives in respect of the Assets after the date hereof.

4.2	Consent of Purchaser

Notwithstanding section 4.1, Vendor and Subco shall not, until the earlier of the Closing Time or the termination of this Agreement, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed by Purchaser and which, if provided, will be provided in a timely manner:

(a)

make any commitment or propose, initiate or authorize any expenditure with respect to the Assets in which Vendor's or Subco’s share is in excess of $25,000 except in case of emergency or in respect of amounts which Vendor or Subco may be committed to expend or be deemed to authorize for expenditure without its consent. Purchaser acknowledges that certain operating agreements may bind Vendor, Subco or Purchaser, or any of them, to make or pay for expenditures, notwithstanding that Vendor, Subco or Purchaser may not have voted in favour of or may have voted against the particular expenditure or expenditures;

(b)	sell, transfer, surrender, abandon, dispose of, mortgage or otherwise encumber any of the Assets, excepting sales of Petroleum Substances produced from the Lands in the ordinary course of business;

(c)	amend or terminate any Leases or any other agreement or document to which the Assets are subject, or enter into any new agreement or commitment relating to the Assets; or

(d)	resign or take any action which would result in Vendor's resignation or replacement as operator of any of the Lands or the Petroleum and Natural Gas Rights.

5.	APPORTIONMENTS

5.1	Apportionments

(a)

Except as provided below in this article 5, the net amount of all benefits and obligations of every kind and nature relating to the ownership and operation of the Assets and accruing in respect of the Assets including, without limitation, rentals, drilling penalties, property taxes, maintenance, development, capital and operating costs, the proceeds from the sale of production, injected Petroleum Substances and revenues from processing and transportation fees charged to Third Parties, shall be apportioned between the Parties as of the Adjustment Date on an accrual basis in accordance with generally accepted accounting principles.

(b)

Proceeds (net of royalties) from the sale of Petroleum Substances attributable to the Petroleum and Natural Gas Rights produced between the Adjustment Date and the Closing Time shall be for the account of Purchaser. Purchaser shall be obligated to pay royalties on Petroleum Substances that are not beyond the wellhead on and after the Closing Time.

(c)

Without limiting section 5.1(a), in the apportionment hereunder, Vendor shall receive a credit from Purchaser for an amount equal to all unexpended cash call advances, operating funds, and similar advances made by Vendor to operators in respect of the Assets. In cases where Vendor is the operator of the Assets, or any portion thereof, Vendor shall, at its option, either refund such funds and advances it has received as operator for which expenses have not been incurred or accrued to the applicable joint venture parties or transfer such funds to Purchaser. In respect of any of such funds transferred to Purchaser, Vendor shall receive a credit from Purchaser for the amount of any such funds and Purchaser shall hold such funds as trustee on behalf of the Third

Parties that paid such funds subject to the terms of the agreements under which such funds were paid.

(d)

An interim accounting of all apportionments required under this article shall be carried out by the Parties for Closing based upon Vendor's best estimate of such apportionments (based upon information then available) and the net apportionment pursuant to this article based upon such accounting shall be paid at Closing. A statement setting out the above interim accounting shall be delivered by Vendor to Purchaser no later than two (2) Business Days prior to Closing. Vendor shall assist Purchaser in verifying the amounts set forth in such interim statements of adjustments.

(e)

A final accounting of all apportionments pursuant to this article shall be carried out within ninety (90) days following the Closing Time. Purchaser shall pay to Vendor, or Vendor shall pay to Purchaser, as the case may be, the net cash amount owing in respect of the apportionments as specified in the final accounting within thirty (30) days of completion of the accounting. Subject to sections 5.1(f) and 5.1(g), the Parties shall not be obligated to make any adjustments after such ninety (90) day period unless such adjustment has been specifically requested, by notice, within such period. All adjustments shall be settled by payment by the Party required to make payment hereunder within thirty (30) days of being notified of each such apportionment being agreed upon. All overdue payments hereunder shall be payable with interest calculated at the Prime Rate plus one per cent (1.0%).

(f)

For a period of two hundred and seventy (270) days following the Closing Time, Purchaser may give Vendor notice that it wishes to audit the books, records and accounts of Vendor respecting the Assets for the purpose of ascertaining, verifying or effecting adjustments pursuant to this article. Such audit shall be conducted upon reasonable notice to Vendor at its offices during normal business hours, and shall be conducted at the sole expense of Purchaser. Any claims or discrepancies disclosed by such audit shall be made in writing to Vendor within one (1) month following the completion of such audit, and Vendor shall respond in writing to any claims or discrepancies within two (2) months of the receipt of such claims. To the extent that the Parties are unable to resolve any outstanding claims or discrepancies disclosed by such audit within one (1) month of the response of Vendor, such audit exceptions shall be resolved by arbitration pursuant to section 3.4.

(g)	Any adjustments resulting from joint venture audits, thirteenth month adjustments, plant equalizations, royalty audits or Crown royalty audits relating to the Assets:

(i) relating to the period prior to the Closing Time and for which audit queries are outstanding at the Closing Time;

(ii)

that occur after the Closing Time but not later than two (2) years after the Closing Time or within the applicable period in the governing agreements included in the Miscellaneous Interests, whichever is later; or

(iii)

that occur after the Closing Time but not later than two (2) years after the Closing Time or within the applicable period specified in the governing Leases or Regulations, as applicable, whichever is later, in the case of royalty audits or Crown royalty audits, shall be made as they are established and payment for them shall be made by the Party required to make payment hereunder in accordance with section 5.1(a) within thirty (30) days of being notified in writing of the determination of the amount owing.

(h)	GST shall be payable with respect to apportionments where required by law and paid accordingly by the applicable Party.

(i)

Either Party may, at any time, refer to arbitration pursuant to section 3.4, a dispute between the Parties respecting the requirement for or the amount of an adjustment pursuant to the provisions of this article.

(j)

The Parties confirm Vendor shall claim all revenue and expenses relating to the Assets prior to the Closing Time and shall be responsible for any income taxes relating thereto. Nothing contained in this article shall impose any liability on any Party for the income tax liability of the other Party.

(k)

The assets do not include deposits made by Vendor which relate to the Assets on cash call advances, operating fund payments or similar advances made by Vendor to an operator of the Assets. Such amounts shall, at the option of Vendor, either be returned to Vendor and (if required) replaced by Purchaser or be transferred by Vendor to Purchaser, in which event Purchaser shall reimburse the amount thereof to Vendor.

6.	CLOSING

6.1	Vendor's and Subco’s Closing Conditions

The obligation of Vendor and Subco to sell its interest in and to the Assets is subject to the following conditions precedent:

	(a)	the representations and warranties of Purchaser contained in this Agreement shall be true in all material respects when made and as of the Closing Time;

(b)

Purchaser shall have delivered the certificates representing the Common Shares, Series A Performance Warrants, and Series B Performance Warrants referred to in subsection 2.4 hereof to Vendor, free and clear of all Encumbrances;

	(c)	all obligations of Purchaser contained in this Agreement to be performed or satisfied prior to or at Closing shall have been timely performed and satisfied in all material respects;

(d)

Vendor being satisfied, acting reasonably, that the relevant regulatory board or agency will approve the transfer to Purchaser of well licences and other licences and permits pertaining to the Assets that are currently registered in the name of Vendor or Subco;

	(e)	if required by applicable law or applicable regulatory authorities, the shareholders of the Vendor shall have approved of the transaction contemplated by this Agreement;

	(f)	if required by law or applicable regulatory authorities, the shareholders of the Purchaser, or any applicable Successor Issuer, shall have approved of the transaction contemplated by this Agreement;

(g)	the Vendor having obtained the necessary consents from third parties for the assignment of any contracts, agreements or permits relating to the Assets;

(h)

no material adverse change (excluding changes relating to matters affecting the oil and gas sector in general and other matters disclosed to and acceptable to the Vendor) shall have occurred in respect of the Purchaser or its assets;

(i)

there will have been no change with respect to the income tax laws or policies of Canada which would have a material adverse effect on the Vendor or the shareholders of the Vendor as a result of the completion of the transaction contemplated by this Agreement;

(j)	the transaction contemplated by this Agreement shall have been completed not later than November 30, 2007 or a later date to be mutually agreed upon by the Vendor and the Purchaser;

(k)

the Vendor shall have received from the Purchaser evidence indicating that upon completion of the transaction contemplated by this Agreement, or forthwith thereafter, the Purchaser shall have at least $10,000,000 in working capital;

(l)

the Common Shares to be issued to the Vendor as consideration for the Assets, and to be issued in exchange for the Series A Performance Warrants and Series B Performance Warrants, shall, when distributed by the Vendor to its shareholders by way of a dividend, be freely tradable in Canada absent any resale restrictions except for any escrow provisions which may be required by an applicable securities regulatory authority in Canada including, but not limited to, any stock exchange upon which the Common Shares may be listed or conditionally approved for listing; and

(m)

the Common Shares to be issued to the Vendor as consideration for the Assets, and to be issued in exchange for the Series A Performance Warrants and Series B Performance Warrants, shall be listed or conditionally approved for listing on a recognized Canadian stock exchange.

The conditions precedent contained in this section shall be for the sole and exclusive benefit of Vendor and may, without prejudice to any of the rights of Vendor contained in this Agreement (including reliance on or enforcement of the representations, warranties or covenants which are preserved dealing with or similar to the condition or conditions waived), be waived by Vendor in writing, in whole or in part, at any time. In the event that any one of the foregoing conditions is not satisfied or waived by Vendor, at or before the Closing Time, Vendor, on behalf of itself andSubco, may, in addition to any other remedies which it may have available to it, rescind this Agreement by written notice to Purchaser. If Vendor rescinds this Agreement, Purchaser and Vendor and Subco shall be released and discharged from all obligations hereunder except as provided in sections 6.3, 9.3 and 9.4.

6.2	Purchaser's Closing Conditions

The obligation of Purchaser to purchase Vendor's and Subco’s interest in and to the Assets is subject to the following conditions precedent which are inserted herein and made a part hereof for the exclusive benefit of Purchaser and may be waived by Purchaser:

	(a)	the representations and warranties of Vendor and Subco contained in this Agreement shall be true in all material respects when made and as of the Closing Time;

(b)	all obligations of Vendor and Subco contained in this Agreement to be performed and satisfied prior to or at Closing shall have been timely performed and satisfied in all material respects;

(c)

from January 1, 2007 to the Closing Time, the Assets shall have suffered no material adverse damage or change provided however variations in the price at which Petroleum Substances may be sold or the rate of production of Petroleum Substances from the Lands shall not be considered material adverse damage or change;

(d)

Vendor and Subco shall have delivered to Purchaser at or prior to Closing either registerable discharges or no interest letters (in a form satisfactory to Purchaser) for all Security Interests encumbering the Assets which are requested by Purchaser a reasonable time prior to Closing;

(e)	if required by applicable law or applicable regulatory authorities, the shareholders of the Vendor shall have approved of the transaction contemplated by this Agreement;

(f)	if required by law or applicable regulatory authorities, the shareholders of the Purchaser, or any applicable Successor Issuer, shall have approved of the transaction contemplated by this Agreement;

(g)

there will have been no change with respect to the income tax laws or policies of Canada which would have a material adverse effect on the Purchaser or the shareholders of the Purchaser as a result of the completion of the transaction contemplated by this Agreement;

(h)	the transaction contemplated by this Agreement shall have been completed not later than November 30, 2007 or a later date to be mutually agreed upon by the Vendor and the Purchaser;

(i)

there shall be an exemption from the prospectus and registration requirements in Canada for the distribution of the Common Shares to be issued to the Vendor as consideration for the Assets, and to be issued in exchange for the Series A Performance Warrants and Series B Performance Warrants, and such securities shall, when issued be freely tradable in Canada absent any resale restrictions except for any escrow provisions which may be required by an applicable securities regulatory authority in Canada including, but not limited to, any stock exchange upon which the Common Shares may be listed or conditionally approved for listing;

(j)

the Common Shares to be issued to the Vendor as consideration for the Assets, and to be issued in exchange for the Series A Performance Warrants and Series B Performance Warrants, shall be listed or conditionally approved for listing on a recognized Canadian stock exchange; and

(k)	the Purchaser shall have received, at its own expense, opinions of title on the Assets satisfactory to the Purchaser in its sole discretion acting reasonably.

The conditions precedent contained in this section shall be for the sole benefit of Purchaser and may, without prejudice to any of the rights of Purchaser contained in this Agreement (including reliance on or enforcement of the representations, warranties or covenants which are preserved dealing with or similar to the condition or conditions waived), be waived by Purchaser in writing, in whole or in part, at any time. In the event that any one of the foregoing conditions is not satisfied or waived by Purchaser, at or before the Closing Time, Purchaser may, in addition to any other remedies which it may have available to it, rescind this Agreement by written notice to Vendor. If Purchaser rescinds this Agreement, Purchaser and Vendor and Subco shall be released and discharged from all obligations hereunder except as provided in sections 6.3 and 9.4.

6.3	Efforts to Fulfill Conditions Precedent

(a)

Purchaser and Vendor and Subco shall proceed diligently and in good faith and use commercially reasonable efforts to satisfy and comply with and assist in the satisfaction and compliance with the conditions precedent.

(b)	To expand on the foregoing obligation referred to in section 6.3(a) but not to limit such obligation in any way:

(i)

each Party will provide commercially reasonable assistance to the other Party, at its own expense, to allow such other Party to comply with any and all disclosure requirements which such other Party may have under applicable corporate and securities legislation, or pursuant to the direction of any applicable securities regulatory authority such as the United States Securities and Exchange Commission, the TSX Venture Exchange or the Toronto Stock Exchange, as a result of this Agreement and the transactions contemplated hereby including providing any and all such information and documentation, in a timely and expeditious manner, as may be reasonably requested by the other Party, and any amendments or supplements thereto, in each case complying in all material respects with all applicable legal requirements on the date of issue thereof;

(ii)

Each Party shall indemnify and save harmless the other Party and its directors, officers and agents from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which such other Party, or any of its subsidiaries, or any director, officer or agent thereof, may be subject or which the other Party, or any of its subsidiaries, or any director, officer or agent thereof may suffer, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(A)

any misrepresentation or alleged misrepresentation in the information or documentation provided by the first Party to the other Party and with the approval (such approval not to be unreasonably withheld) included:

			(I)	in a disclosure document of the other Party; or

			(II)	in any material filed in compliance or intended compliance with any applicable laws;

(B)

any order made or any inquiry, investigation or proceeding by any securities commission or other competent authority based upon any untrue statement or omission or alleged untrue statement or omission of a material fact or any misrepresentation or any alleged misrepresentation in the information or documentation provided by the first Party to the other Party and with the approval (such approval not to be unreasonably withheld) included:

(I)	in a disclosure document of the other Party; or

(II)	in any material filed in compliance or intended compliance with any applicable laws; and

(C)	the other Party not complying with any requirement of applicable laws in connection with the transactions contemplated in this Agreement;

except that the first Party shall not be liable to the other Party in any such case to the extent that any such liabilities, claims, demands, losses, costs, damages and expenses arise out of or are based upon any misrepresentation or alleged misrepresentation of a material fact based solely on information or documentation relating the other Party included in such documents or material or the negligence of the other Party.

6.4	Assigned Contracts

The Vendor and Subco shall use its commercially reasonable efforts to assign its rights under any Contract included in the Assets and, to the extent that Vendor 's or Subco’s rights under any Contract included in the Assets, or under any other Asset to be assigned to Purchaser hereunder, may not be assigned without the consent of another person which has not been obtained by Vendor or Subco prior to the Closing Date, neither this Agreement nor any of the instruments of transfer delivered to Purchaser shall constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. If any such consent has not been obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the instrument in question so that Purchaser would not in effect acquire the benefit of all such rights, then Vendor or Subco, to the maximum extent permitted by law and the instrument, shall act as Purchaser’s agent in order to obtain for Purchaser the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the instrument, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser (including, without limitation, by entering into an equivalent arrangement). Notwithstanding Purchaser's decision to consummate the Closing in the absence of any such consent, after the Closing Date, Vendor and Subco shall use its commercially reasonable efforts to obtain all such consents and, if and when any is obtained, shall promptly assign the instrument in question to Purchaser.

7.	REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties of Vendor

Each of Vendor and Subco, jointly and severally, hereby represents and warrants to Purchaser at the date hereof and at the Closing Time that:

(a)

Corporate Standing: Each of Vendor and Subco is, and shall remain, a corporation duly organized, validly subsisting and in good standing under the laws of its jurisdiction of incorporation and the laws of those jurisdictions in which the Assets are located;

(b) Corporate Authority: Each of Vendor and Subco now has and shall have at all times material to the transaction contemplated hereby, taken all necessary corporate actions and has all requisite power and authority to enter into this Agreement and the other agreements and documents required to be delivered by it pursuant hereto, and to perform its obligations under this Agreement and the other agreements and documents required to be delivered by it pursuant hereto;

(c)

Execution and Enforceability of Documents: This Agreement and the other documents and agreements required by it have been duly executed and delivered by it and constitute legal, valid, binding and enforceable obligations of each of Vendor and Subco;

(d)

No Conflicts: The consummation by each of Vendor and Subco of the transaction contemplated herein will not, in any material respects, violate or conflict with any of the constating documents, by-laws or governing documents of each of Vendor and Subco or any provision of any material agreement or instrument to which Vendor or Subco is party or by which Vendor, Subco or the Assets is bound, or any judgment, decree, order, statute, rule or regulation applicable to Vendor or the Assets excluding any consent rights under the agreements comprising the Miscellaneous Interests;

(e)	Canadian Resident: Subco is not a non-resident of Canada within the meaning of the Income Tax Act (Canada) but Vendor is a non-resident of Canada within the meaning of the Income Tax Act (Canada);

(f)	Title:

	(i)	neither Vendor nor Subco has assigned, mortgaged or in any way alienated or encumbered all or any portion of its interest in the Assets;

	(ii)	neither Vendor nor Subco has done any act or thing and nor is aware of any circumstance, matter or thing whereby any of the Assets may be cancelled or determined;

	(iii)	none of the Petroleum and Natural Gas Rights are subject to reduction or conversion by reference to payout of any well or otherwise except as noted in Schedule “A”;

(iv)

subject to the rents, covenants, conditions and stipulations in the Leases and any other agreements pertaining to the Assets and on the lessee's or holder's part thereunder to be paid, performed and observed, Purchaser may enter into and upon, hold and enjoy the Lands and the Assets for the residue of the respective terms of the Leases and all renewals or extensions thereof as to the interests hereunder assigned for Purchaser's own use and benefit without any interruption of or by Vendor or Subco or any other person whomsoever claiming by, through or under Vendor or Subco;

	(v)	the Assets will be, at the Closing Time, free and clear of all liens, encumbrances and adverse claims created by, through, or under Vendor or Subco; and

	(vi)	Subco is the owner of the Assets associated with the Woking Property and the Harmon Valley Property. Vendor is the owner of the Assets associated with the Saskatchewan Property.

(g)	No Knowledge of Defaults: Neither Vendor nor Subco has knowledge of, nor has it been informed of, any material default or notice of material default relating to the Assets, or any of them;

(h)

No Lawsuits or Claims: To Vendor's or Subco’s knowledge there are no material claims, proceedings, actions, lawsuits, administrative proceedings or governmental investigations in existence, contemplated or threatened against or with respect to the Assets;

(i)

Payment of Taxes: To Vendor's or Subco’s knowledge, all rentals, royalties and all ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of the Assets or the production of Petroleum Substances from the Lands or the receipt of proceeds therefrom payable by Vendor or Subco prior to the Adjustment Date and for all prior years have been properly paid and discharged;

(j)

Compliance: To Vendor's or Subco’s knowledge, Vendor and Subco have complied with, performed, observed and satisfied all material terms, conditions, obligations and liabilities which have heretofore arisen and were the obligations of Vendor or Subco under any of the provisions of any agreement affecting the Assets or any then existing statute, order, writ, injunction or decree of any governmental agency or court relating to the Assets;

(k)

Documents: It has made all reasonable inquiries and searches for material documents and information, and to Vendor's or Subco’s knowledge, it has delivered or made available to Purchaser all documents, instruments, records and books relevant to Vendor's or Subco’s title to the Lands and the Leases and in its possession or to which it has reasonable access;

(l)

Worker's Compensation: The Workers' Compensation Board of Alberta, or similar regulatory authority in any other jurisdiction in which the assets are located, does not possess and is not entitled to a charge on or a lien against the Assets or any of them created directly by Vendor or Subco;

(m)

AFE's: There are no outstanding AFE's or other financial commitments in respect of those Assets which are operated by Vendor or Subco, nor is there any single outstanding authorization for expenditure or other single financial commitment in respect of those Assets which are not operated by Vendor or Subco;

(n)	Production Sales Contracts / Transportation Agreements / Processing Obligations: There are no production sales contracts, transportation agreements or processing obligations;

(o)

Operations: To Vendor's or Subco’s knowledge and except as disclosed to Purchaser, all operations relating to the Assets have been conducted in accordance with good oilfield practice and all then existing Regulations and to the best of Vendor's or Subco’s knowledge, it has not received any notice of the occurrence of a material violation, and is not aware that any material violation is occurring or has occurred, in respect of operations relating to the Assets;

(p)	Environmental: To Vendor's or Subco’s knowledge and except as disclosed in writing to Purchaser:

(i)	none of the Assets are subject to any environmental action, order, review or investigation of a material nature, whether by government or agency thereof, or by another person or group;

(ii)	no complaint has been made or filed by any such government, agency or group having to do with any material environmental damage or injury or alleged damage or injury; and

(iii)	there is no material matter, condition or thing that has arisen with respect to the Assets which could reasonably give rise to any such complaint, action, order, review or investigation;

(q)	Assets: Upon Closing, each of Vendor and Subco will be disposing of all or substantially all of its assets and shall have received shareholder approval for the transfer of such assets;

(r)	Rights of First Refusal: The Assets are not subject to any Rights of First Refusal;

(s)

Consents: The Vendor and Subco have obtained all such approvals and consents as may be required in order to permit the transactions contemplated hereby including from, but not limited to, all third parties to the Contracts, Leases and all contracts related to the Assumed Liabilities;

(t)

Royalty Payments: To Vendor's or Subco’s knowledge, all royalties have been timely paid to the Crown and other holders of royalties and similar interests with respect to all filings in respect of such royalties have been properly and timely made in accordance with the applicable legislation or agreements;

(u)	Take or Pay: There are no Take or Pay Provisions or Take or Pay Amounts relating to the Assets;

(v)	No Carried Interest: Other than as disclosed on Schedule “A”, Vendor or Subco is not obligated to pay costs related to the Assets attributable to the interests of a Third Party;

(w)

Receipt of Revenue, Production in Kind: To Vendor's or Subco’s knowledge, it has been receiving the share of the net proceeds of production from the Assets attributable to Vendor's or Subco’s interest in the Assets in accordance with ordinary oilfield practices and where Vendor or Subco is taking production of Petroleum Substances from the Assets in kind, such Petroleum Substances are being delivered to Vendor or Subco or for its account in accordance with ordinary oilfield practices; and

(x)	No AMI: To Vendor's or Subco’s knowledge, there are no active areas of mutual interest or similar provisions in any agreements governing the Assets or documents to which the Assets are subject.

7.2	Limitation of Representations and Warranties

(a)

Purchaser acknowledges that it is purchasing Vendor's and Subco’s interest in and to the Assets on an "as is, where is" basis, without representation and warranty and without reliance on any information provided to or on behalf of Purchaser by Vendor or Subco or any Third Party except as expressly set forth in section 7.1 and in particular, and without limiting the generality of the foregoing, each of Vendor and Subco hereby negates any representations or warranties, whether contained in any information, memorandum or otherwise, except for those set forth above in section 7.1, with respect to:

(i)	any data or information supplied by Vendor or Subco in connection therewith;

(ii)	the quality, quantity or recoverability of Petroleum Substances within or under the Lands;

(iii)	the value of the Assets or the future cash flow therefrom; and

(iv)	the quality, condition, fitness or marketability of any tangible, depreciable equipment or property, interests in which are comprised in the Assets.

(b)

Furthermore, except to the extent that it has relied upon the representations and warranties contained in section 7.1, Purchaser acknowledges and confirms that it has performed its own due diligence and it has not relied on any data, information or advice from Vendor or Subco with respect to any or all of the matters specifically enumerated in this section in connection with the purchase of the Assets pursuant to this Agreement. In addition, Purchaser specifically acknowledges and confirms that in agreeing to enter into and to consummate the transaction contemplated in this Agreement, it has relied, and will continue to rely, upon its own engineering and other evaluations and projections as the same relate to the Assets and on its own inspection of all other physical property and assets which comprise the Assets.

7.3	Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Vendor and Subco at the date hereof and at the Closing Time that:

(a) Corporate Standing: Purchaser is, and shall remain, a corporation duly organized, validly subsisting and in good standing under the laws of its jurisdiction of incorporation;

(b)

Corporate Authority: Purchaser now has and shall have at all times material to the transaction contemplated hereby, taken all necessary corporate actions and has all requisite power and authority to enter into this Agreement and the other agreements and documents required to be delivered by it pursuant hereto, and to perform its obligations under this Agreement and the other agreements and documents required to be delivered by it pursuant hereto;

(c)

Execution and Enforceability of Documents: This Agreement and the other documents and agreements required by it have been duly executed and delivered by it and constitute legal, valid, binding and enforceable obligations of Purchaser;

(d)

No Conflicts: The consummation by Purchaser of the transaction contemplated herein will not, in any material respects, violate or conflict with any of the constating documents, by-laws or governing documents of Purchaser or any provision of any material agreement or instrument to which Purchaser is party or by which the Assets are bound, or any judgment, decree, order, statute, rule or regulation applicable to Purchaser or the Assets;

(e)	Canadian Resident: It is not a non-resident of Canada within the meaning of the Income Tax Act (Canada);

(f)

Finders' Fees: It has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Vendor or Subco shall have any obligation or liability; and

(g)	Purchaser is not a non-Canadian person for the purposes of the Investment Canada Act.

8.	INDEMNITIES

8.1	Indemnities for Representations and Warranties

(a)

Provided Closing occurs, each of Vendor and Subco shall be jointly and severally liable for, and shall indemnify Purchaser from and against, all Losses suffered, sustained, paid or incurred by Purchaser as a direct result of any act, omission, circumstance or other matter arising out of, resulting from, attributable to, or connected with a breach of the representations and warranties contained in section 7.1 provided, however, that nothing in this section 8.1(a) shall be construed so as to cause Vendor or Subco to be liable to or indemnify Purchaser in connection with any representation or warranty contained in section 7.1, if and to the extent that Purchaser did not rely upon such representation or warranty.

(b)

Provided Closing occurs, Purchaser shall be liable for, and shall indemnify Vendor and Subco from and against, all Losses suffered, sustained, paid or incurred by Vendor or Subco as a direct result of any act, omission, circumstance or other matter arising out of, resulting from, attributable to, or connected with a breach of the representations and warranties contained in section 7.3 provided, however, that nothing in this section 8.1(b) shall be construed so as to cause Purchaser to be liable to or indemnify Vendor or Subco in connection with any representation or warranty contained in section 7.3, if and to the extent that Vendor or Subco did not rely upon such representation or warranty.

(c)

If after Closing, a claim by a Third Party is asserted in circumstances which give or may give rise to a right of indemnification under this Agreement, the Party against whom the claim is asserted shall forthwith give written notice thereof to the other Party and the Parties shall consult and co-operate in respect thereof and in determining whether the claim and any legal proceedings relating thereto should be resisted, compromised or settled. Each Party shall make available to the other all information in its possession or to which it has access and which it is legally entitled to disclose, which is or may be relevant to the particular claim as well as access to the asset subject to the claim, if required. No such claim shall be settled or compromised without the written consent of the indemnifying Party hereunder, which consent shall not be unreasonably withheld. If any claim relates exclusively to a matter for which only one Party is liable and in respect of which there is no right of indemnification hereunder, the Party who is liable shall have exclusive conduct of the claim and all legal proceedings relating thereto.

(d)

Each Party's obligation to indemnify the other shall not limit or reduce the other Party's rights in respect of a breach of any representation and warranty provided that written notice of such breach is provided within twelve (12) months of the Closing Time. The written notice shall include detailed particulars as to the nature and the amount of the claim, the basis upon which it is sought and the provisions of this Agreement applicable to such claim.

8.2	General Pre and Post-Closing Indemnity

(a)

Purchaser shall be liable to Vendor and Subco for and shall, in addition, indemnify Vendor and Subco from and against all Losses suffered, sustained, paid or incurred by Vendor or Subco which arise out of any matter or thing occurring or arising from and after the Closing Time and which relates to the Assets provided however that Purchaser shall not be liable to nor be required to indemnify Vendor or Subco in respect of any Losses suffered, sustained, paid or incurred by Vendor or Subco which arise out of acts or omissions of Vendor or Subco, any breach of the representations and warranties of Vendor and Subco contained in section 7.1 or a breach of section 5.1 by Vendor or Subco.

(b)

Each of vendor and Subco shall be jointly and severally liable to Purchaser for and shall, in addition, indemnify Purchaser from and against all Losses suffered, sustained, paid or incurred by Purchaser which arise out of any matter or thing occurring or arising prior to the Closing Time and which relates to the Assets provided however that Vendor and Subco shall not be liable to nor be required to indemnify Purchaser in respect of any Losses suffered, sustained, paid or incurred by Purchaser which arise out of acts or omissions of Purchaser, any breach of the representations and warranties of Purchaser contained in section 7.3.

8.3	Environmental Indemnity

It is acknowledged that Purchaser has been provided with the right and the opportunity to conduct due diligence investigations with respect to existing or potential Environmental Liabilities. Provided Closing occurs, Purchaser agrees that neither Vendor nor Subco shall have any liability whatsoever for any Environmental Liabilities and in this regard, Purchaser shall:

	(a)	be solely liable for; and

	(b)	indemnify and defend Vendor and Subco from and against:

all Losses which Vendor or Subco may sustain, pay or incur as a result of any act, omission, matter or thing related to the Environmental Liabilities. This liability and indemnity shall apply without limit and without regard to cause or causes, including without limitation the negligence, whether sole, concurrent, gross, active, passive, primary or secondary, or the wilful or wanton misconduct of Vendor, Subco, Purchaser or any Third Party. Purchaser acknowledges and agrees that it shall not be entitled to any rights or remedies as against Vendor or Subco under the common law or statute pertaining to any Environmental Liabilities, including, without limitation, the right to name Vendor or Subco as a third party to any action commenced by any Third Party against Purchaser. Nothing herein contained shall prejudice any claims or remedies that Vendor or Subco may have against Purchaser in relation to such claim or remedy outside this Agreement including rights and remedies under the common law or statute. Notwithstanding the foregoing, this section 8.3 shall not apply to the extent that the representation and warranty contained in section 7.1(p) is false.

9.	GENERAL

9.1	Termination

This Agreement may be terminated by written notice given by the Purchaser or the Vendor to the other Party, at any time prior to completion of the transaction contemplated hereby, as follows:

	(a)	by mutual written consent of the Purchaser and the Vendor;

	(b)	by one of Purchaser or the Vendor if one of the conditions precedent contemplated herein for the benefit of that Party has not been satisfied by the date specified herein;

	(c)	by the Purchaser if either the Vendor or Subco fails to perform its covenants contemplated herein;

	(d)	by the Vendor if the Purchaser fails to perform its covenants contemplated herein; and

(e)

by the Vendor, in the event that the Vendor accepts, recommends, approves or enters into an agreement to implement an alternative transaction with another party in accordance with the terms hereof, provided that the each of the Vendor and Subco has complied with its obligations herein set forth and the Vendor concurrently pays to the Purchaser the applicable Termination Fee.

In the event of the termination of this Agreement as provided in this Section 9.1, this Agreement shall forthwith have no further force or effect and there shall be no liability on the part of the Purchaser or the Vendor or Subco hereunder except as set forth in Sections 9.3, 9.4 and 9.19 (provided that in the case of Section 9.3, the right of payment arose prior to termination of this Agreement) and this Section 9.1, which provisions shall survive the termination of this Agreement. Nothing contained in this Section 9.1 shall relieve any Party from liability for any breach of any provision of this Agreement.

In the event of termination of this Agreement, each of the Parties shall forthwith return to the other all confidential and other information relating to such other Party.

9.2	Exclusivity

During the Exclusivity Period, each of the Vendor and Subco agrees that neither it, its directors, officers, employees, agents, financial advisors, counsel or other representatives shall, directly or indirectly:

(a)

solicit, initiate or encourage (including, without limitation, by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation or continuation of any inquiries, discussions, negotiations, proposals or transactions from any corporation, person or other entity or group (other than the Purchaser and its subsidiaries and their respective directors, officers, employees, agents, financial advisors, counsel or other representatives) in respect of any matter or thing which is inconsistent with the successful completion of the transaction contemplated by this Agreement; or

	(b)	participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, the business, properties, operations, prospects or conditions

(financial or otherwise) of the Vendor or Subco or otherwise cooperate in any manner with, or assist or participate in, or facilitate or encourage, an effort or attempt by any other person to do anything mentioned in (a) above, or waive, or otherwise forbear in the enforcement of or enter into or participate in any discussions, negotiations or agreements to waive or otherwise forebear in respect of, any rights or other benefits of the Vendor or Subco under confidentiality agreements, including, any "standstill" provisions thereunder; provided however, that the foregoing in no way restricts or limits the board of directors of the Vendor or Subco from responding or acting in any manner if a failure to respond or act would, in the opinion of the board of directors of the Vendor or Subco (acting reasonably and after receiving advice of outside counsel), be inconsistent with the performance by the board of directors of the Vendor or Subco of their fiduciary duties under applicable laws. The Vendor, Subco or their directors, shall not make any disclosure or provide any information in accordance with this provision unless the Vendor shall have notified the Purchaser of that occurrence, required the party making the proposal to execute a confidentiality agreement in favour of the Vendor on terms and conditions no more favourable to such other party than those contained in the Confidentiality Agreement between the Vendor and the Purchaser and unless the Vendor shall have concurrently provided copies of the same information or made the same disclosure to the Purchaser. Additionally, the Vendor agrees to notify the Purchaser, verbally and in writing, immediately of the receipt of any communication from any person that is related, directly or indirectly, to any such proposal.

9.3	Termination Fee

Provided the Purchaser is not in default of its material obligations under this Agreement, the Vendor shall pay to the Purchaser the Termination Fee if any of the following occur:

(a)

the board of directors of the Vendor fails to recommend that shareholders of the Vendor approve the transaction contemplated by this Agreement or the board of directors of the Vendor withdraws or, in a manner materially adverse to the transaction contemplated hereby, modifies or changes its recommendation to holders of its shares to approve the transaction contemplated hereby, provided that such failure, modification or change is not due to a material misrepresentation made by the Purchaser or as a result of the occurrence of any matter referred to in Section 9.1 hereof which would entitle the Vendor to terminate this Agreement (in which case this Section 9.3 shall not be applicable) unless the occurrence shall be due to the failure of the Vendor or Subco to perform its obligations under this Agreement;

(b)

another bona fide Take-Over Proposal is publicly announced or made to the Vendor or Subco or to all or substantially all holders of the Vendor’s or Subco’s shares that provides or would provide greater value to holders of the Vendor’s or Subco’s shares than under the transaction contemplated hereby and, upon termination of this Agreement such Take-Over Proposal has not expired or been withdrawn;

(c)

a material breach by the Vendor or Subco of its covenants, agreements, representations and warranties in this Agreement which makes it impossible or unlikely that the transaction contemplated hereby will be completed or that the conditions precedent set forth herein will be satisfied.

The value from time to time of the transaction contemplated hereby and any Take-Over Proposal shall be determined jointly by the Purchaser and the Vendor, acting reasonably.

The Vendor agrees that the Termination Fee will be paid within five business days of the date of the earliest of such event to occur. On the date of the earliest event described above in this Section 9.3, the Vendor shall be deemed to hold such sum in trust for the Purchaser.

9.4	Confidentiality

Information respecting the Assets shall be retained in confidence and used only for the purposes of this transaction. Provided Closing has occurred, each Party shall keep confidential all information obtained from the other Party in connection with the Assets and shall not release any information concerning this Agreement and the transactions herein provided for, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Nothing contained herein shall prevent a Party at any time from furnishing information (i) to any governmental agency or regulatory authority or to the public if required by applicable law, provided that the Parties shall advise each other in advance of any public statement which they propose to make, (ii) in connection with obtaining consents or complying with Rights of First Refusal or consents contained in any agreements and documents to which the Assets are subject, or (iii) to procure the consent of Vendor's or Subco’s lenders. The obligations of Purchaser under this section 9.1 are in addition to, and not in substitution for or the reduction of, the obligations of Purchaser under the Confidentiality Agreement.

9.5	Employees

No employees, if any, of the Vendor, Subco or any of their subsidiaries (the “Source Employees") will be offered employment by the Purchaser or any of its subsidiaries following the closing of the transaction contemplated by this Agreement. The Vendor and Subco shall be responsible for any compensation, severance or termination pay payable to Source Employees.

9.6	Privacy Restrictions

Purchaser shall comply with all Regulations which govern the collection, use and disclosure of Personal Information which is collected, used or disclosed to Purchaser in connection with this Agreement. Purchaser shall limit, and shall cause any of its employees and agents to limit the use, collection and disclosure of Personal Information, if any, to those purposes that relate to this Agreement and shall otherwise limit disclosure of Personal Information to disclosure required by the Regulations. Purchaser shall use appropriate security measures to protect the Personal Information against accidental or inappropriate disclosure. For the purposes of this Article, “Personal Information” shall mean information about an identifiable individual that is personal in nature and is not otherwise publicly available from sources that have no obligation of confidentiality or non-disclosure.

9.7	Further Assurances

Each Party will, from time to time and at all times after Closing, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

9.8	Recognition

Following Closing, Vendor and Subco shall represent Purchaser in all matters arising under the agreements and documents to which the Assets are subject until Purchaser is substituted as a party thereto in the place of Vendor and Subco, whether by novation, notice of assignment, transfer or otherwise and, in furtherance thereof Vendor and Subco shall:

(a)

hold title to the Assets, or any portion thereof, in trust for Purchaser, represent Purchaser and receive and hold all proceeds, benefits and advantages accruing in respect of the Assets for the benefit, use and ownership of Purchaser;

(b)

on a monthly basis and in any event within thirty (30) days of its receipt thereof, deliver to Purchaser all revenues, proceeds and other benefits attributable to production after the Adjustment Date received by Vendor or Subco in respect of the Assets, together with the relevant statements of operations and related documents provided however Vendor or Subco shall be entitled to retain any portion of such funds to satisfy any amounts owing or payable hereunder or to satisfy any amounts owing to Third Parties by Purchaser under the Leases, agreements or other documents relating to the Assets;

(c)

deliver to Purchaser all Third Party notices and communications received by Vendor or Subco in respect of the Assets and all Third Party invoices, cash calls and other billings in respect of the Assets; and

(d)	deliver to Third Parties all notices and communications respecting the Assets as Purchaser may reasonably request in writing and all money and other items provided in respect thereof.

In consideration of Vendor and Subco agreeing to the foregoing, Purchaser shall be liable to and shall, in addition, indemnify and save harmless Vendor and Subco from and against all Losses which Vendor or Subco may suffer, pay or incur arising as a consequence of the provisions of this section 9.4.

9.9	No Merger

The covenants, representations, warranties and indemnities contained in this Agreement shall be deemed to be restated in any and all assignments, conveyances, transfers and other documents conveying the interests of Vendor and Subco in the Assets to Purchaser subject to any and all time and other limitations contained in this Agreement. There shall not be any merger of any covenant, representation, warranty or indemnity in such assignments, conveyances, transfers and other documents notwithstanding any rule of law, equity or statute to the contrary and all such rules are hereby waived.

9.10	Public Announcements

The Parties shall co-operate with each other in releasing information concerning this Agreement and the transactions herein provided for, and shall furnish to and discuss with the other Party drafts of all press and other releases prior to publication. Nothing contained herein shall prevent:

(a)

either Party at any time from furnishing information to any governmental agency or regulatory authority or to the public if required by the Regulations or the rules of any recognized stock exchange if the Party has advised the other Party in advance of any public statement which it proposes to make regarding the said transactions; or

(b) the Parties from furnishing information relating to this Agreement, the transactions to be completed hereunder.

9.11	Signs and Notifications

At any time after Closing, Vendor and Subco may remove any signs which indicate Vendor's or Subco’s ownership or operation of the Assets. It shall be the responsibility of Purchaser, where necessary, to erect or install any signs that may be required by governmental agencies indicating Purchaser to be the operator of the Assets and to notify other working interest owners, gas purchasers, lessors, suppliers, contractors, governmental agencies and any other Third Party of Purchaser's interest in the Assets and Purchaser shall, as soon as is reasonably possible after Closing, erect or install such signs and notify such persons.

9.12	Governing Law

This Agreement shall, in all respects, be subject to and be interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of Alberta. Each Party irrevocably attorns and submits to the exclusive jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement.

9.13	Time

Time shall be of the essence in this Agreement.

9.14	Notices

The addresses for service and the fax numbers of the Parties shall be as follows:

Vendor or Subco:	Purchaser:
620 – 304 8th Avenue SW	c/o Shea Nerland Calnan LLP
Calgary, AB	2800, 715 – 5th Avenue SW
T2P 1C1	Calgary, Alberta
Attention: Sam Charanek, President and	T2P 2X6
CEO	Attention: Joe Brennan
Fax: (403) 444-0066	Fax: (403) 299-9601
with a copy to:
Clark Wilson LLP
800 – 885 West Georgia St.
Vancouver, B.C. V6C 3H1
Attention: L.K. Larry Yen

All notices, communications and statements required, permitted or contemplated hereunder shall be in writing, and shall be delivered and received if:

(a)

personally served on the other Party by delivery during the normal business hours of the recipient at the addresses set forth above (personally served notices shall be deemed received by the addressee when actually delivered); or

(b)

by telefax directed to the Party on whom they are to be served at that Party's fax number set forth above and such notices so served shall be deemed to have been received by the addressee thereof when actually received by it if received within the normal working hours of a Business Day, or, if received outside the normal working hours of a Business

Day, at the commencement of the next ensuing Business Day following transmission thereof.

A Party may from time to time change its address for service or its fax number or both by giving written notice of such change to the other Party.

9.15	Entire Agreement

The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail. This Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party. This Agreement supersedes all other agreements, documents, writings and verbal understandings among the Parties relating to the subject matter hereof and expresses the entire agreement of the Parties with respect to the subject matter hereof.

9.16	Enurement

This Agreement may not be assigned by a Party without the prior written consent of the other Party, which consent may be unreasonably and arbitrarily withheld. This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, receiver-managers, successors and permitted assigns.

9.17	Waivers

No failure on the part of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or future exercise thereof or the exercise of any right or remedy in law or in equity or by statute or otherwise conferred. No waiver of any provisions of this Agreement, including without limitation, this section, shall be effective other then by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of the Party making such waiver.

9.18	Substitution and Subrogation

The assignment and conveyance in respect of the Assets to be affected by this Agreement is made with full right of substitution and subrogation of Purchaser in and to all covenants, representations and warranties and indemnities previously given or made by others in respect of the Assets or any part or portion thereof.

9.19	Expenses

Other than as provided in Section 9.3 hereof, all fees, costs and expenses incurred in connection with this Agreement and the transaction contemplated hereby shall be paid by the Party incurring such cost or expense, whether or not the transaction is consummated.

9.20	Severability

If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

(a)	the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

(b)

the invalidity, illegality or unenforceability of any provision or part thereof contained in this Agreement in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Agreement in any other jurisdiction.

[THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK.]

9.21 Counterpart Execution

This Agreement may be executed in as many counterparts as are necessary, no one copy of which need be executed by the Parties A valid and binding contract shall arise if and when all execution pages have been executed and delivered by the Parties. The Parties hereto shall be entitled to rely upon delivery of an executed facsimile or other electronic copy of this Agreement, and such facsimile or electronic copy shall be legally effective to create a valid and binding agreement among the Parties hereto.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

ARCH ENERGY INC.

Per: ______________________________
Don Martin, President and CEO

SOURCE PETROLEUM INC.

Per: ______________________________
Sam Charanek, President and CEO

1245147 ALBERTA LTD.

Per: ______________________________
Sam Charanek, President and CEO

CW1406812 2

Page 39

9.21 Counterpart Execution

This Agreement may be executed in as many counterparts as are necessary, no one copy of which need be executed by the Parties. A valid and binding contract shall arise if and when all execution pages have been executed and delivered by the Parties. The Parties hereto shall be entitled to rely upon delivery of an executed facsimile or other electronic copy of this Agreement, and such facsimile or electronic copy shall be legally effective to create a valid and binding agreement among the Parties hereto.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

ARCH ENERGY INC.

Per: ______________________________
Don Martin, President and CEO

SOURCE PETROLEUM INC.

Per: ______________________________
Sam Charanek, President and CEO

1245147 ALBERTA LTD.

Per: ______________________________
Sam Charanek, President and CEO

CW1406912.2

Page 39

Schedule “A”

attached to and made part of a Purchase and Sale Agreement
dated September 7, 2007
between ARCH ENERGY INC. and SOURCE PETROLEUM INC. and 1245147 ALBERTA LTD.

LANDS AND LEASES

Area
1 Woking Alberta
Twp 75, rge 4 W6M, section 21. All P&NG below the base of the Halfway
Twp 75, rge 4 W6M, section 29 All P&NG below the base of the Stoddart.
Lands	Twp 75, rge 4 W6M, section 31 All P&NG below the base of the Bluesky-Bullhead
These lands being part of a farmout agreement " between Dual Exploration Inc. and 1245147
Alberta Ltd. dated July 4, 2006".
Alberta Crown P&NG License no. 5405060306
Title Documents	Alberta Crown P&NG License no. 5405060966
Interest acquired	Earn 37.5% in lands by paying 75% of test well.
Encumbrances	Crown Lessor Royalty

2 Harmon Valley, Alberta
TWP 83, Range 19 W5M, Sections 15, 16, 17, 20, 21, 29.
Lands	Oilsands from the top of the Peace River formation to the base of the Pekisko formation.
These lands being part of a farmout agreement " between Dual Exploration Inc. and 1245147
Alberta Ltd. dated July 4, 2006".
Alberta Crown OilsandsLEase No 7404041030
Title Documents	Alberta Crown OilsandsLEase No 7404080869
Earn 50% by paying 100% of three test wells to earn the 3 section test well block. Option to
Interest acquired	drill 3 additional wells to earn the Option well block, a further 3 sections.
Encumbrances	Crown Lessor Royalty

3 Pasquila Hills, Sasketchewan
Lands	Permit PS 00244
40-31W1M: 1-36;
41-31W1M: 1-36;
40-32W1M: 1-3, Frac. E ½ of 4, Frac. E ½ of 9, 10-15, Frac. E ½ of 16, Frac. E ½ of 21, 22-
27, Frac. E ½ of 28, Frac. E ½ of 33, 34-36;
41-32W1M: 1-3, Frac. E ½ of 4, Frac. E ½ of 9, 10-15, Frac. E ½ of 16, Frac. E ½ of 21, 22-
27, Frac. E ½ of 28, Frac. E ½ of 33, 34-36.

Permit 00245
48-15W2M: 1-36;
49-15W2M: 1-36;
48-16W2M: 1-36;
49-16W2M: 1-36.
Permit PS 00246
48-13W2M: 1-33, 36
48-14W2M: 1-36
49-12W2M: 1-22, S&NW 23, 24-36

Title Documents	PS00244
PS00245
PS00246
Interest acquired	Pay 100% to earn 85% with payout. Propel has option to acquire 10% at cost.
Encumbrances	Sask Crown
Sask Shale Oil Permits

Schedule “B”

attached to and made part of a Purchase and Sale Agreement
dated September 7, 2007
between ARCH ENERGY INC. and SOURCE PETROLEUM INC. and 1245147 ALBERTA LTD.

FACILITIES, PROCESSING AGREEMENTS AND UNITS
AND EXCLUSIONS FROM MISCELLANEOUS INTERESTS

All of those Facilities, Processing Agreements and Units related to the Lands in which the Vendor has an interest.

Upon execution of the Agreement to which this schedule is attached, the Vendor agrees to use all commercially reasonable efforts to compile a detailed list of such Facilities, Processing Agreements and Units and, subject to the approval of the Purchaser, replace the contents of this schedule with that list.

Schedule “C”

attached to and made part of a Purchase and Sale Agreement
dated September 7, 2007
between ARCH ENERGY INC. and SOURCE PETROLEUM INC. and 1245147 ALBERTA LTD.

WELLS

Unique Well Identifier	BPO Working Interest	APO Working Interest
B.H. 100/10-21-75-4W6M/02	75%	37.5%
103/1-29-83-19W5M/02	100%	50%

Schedule “D”

attached to and made part of a Purchase and Sale Agreement
dated September 7 2007
between ARCH ENERGY INC. and SOURCE PETROLEUM INC. and 1245147 ALBERTA LTD.

CONVEYANCE

THIS AGREEMENT dated the November 30, 2007.

BETWEEN:

SOURCE PETROLEUM INC., a body corporate having an office and carrying on business in the City of Calgary, in the Province of Alberta ("Vendor") and 1245147 ALBERTA LTD., a body corporate having an office and carrying on business in the City of Calgary, in the Province of Alberta (“Subco”)

- and -

ARCH ENERGY INC., a body corporate having an office and carrying on business in the City of Calgary, in the Province of Alberta ("Purchaser") WHEREAS

(A)

Vendor, Subco and Purchaser entered into that Purchase and Sale Agreement dated September 7, 2007 (the "Sale Agreement") with respect to the "Assets" (which term, when used in this Conveyance, has the same meaning as in the Sale Agreement);

(B)

All of the conditions precedent to the obligations of Vendor, Subco and Purchaser to close the transactions contemplated by the Sale Agreement have either been fulfilled or waived in the manner provided for waiver in the Sale Agreement;

NOW THEREFORE in consideration of the premises contained in this Conveyance and the covenants and agreements contained in this Conveyance, Vendor, Subco and Purchaser covenant and agree as follows:

1.

Vendor and Subco hereby sells, assigns, transfers, conveys and sets over to Purchaser, and Purchaser hereby purchases from Vendor and Subco, all of the right, title, estate and interest of Vendor and Subco (whether absolute or contingent, legal or beneficial) in and to the Assets, TO HAVE AND TO HOLD the same, together with all benefit and advantage to be derived therefrom, absolutely, subject to the terms of the Sale Agreement.

2.

The covenants, representations, warranties and indemnities contained in the Sale Agreement are incorporated herein as fully and effectively as if they were set out in this Conveyance and there shall not be any merger of any covenant, representation, warranty or indemnity contained in the Sale Agreement by virtue of the execution and delivery of this Conveyance, any rule of law, equity or statute to the contrary notwithstanding.

3.

If any term or provision of this Conveyance should conflict with any term or provision of the Sale Agreement, the term and provision of the latter shall prevail and this Conveyance shall at all times be read subject to all terms and conditions of the Sale Agreement.

4.

This Conveyance shall be binding upon and shall enure to the benefit of each of Vendor, Subco and Purchaser and their respective trustees, receivers, receiver-managers, successors and permitted assigns.

5.

This Conveyance shall, in all respects, be subject to and be interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of Alberta. Each of Vendor, Subco and Purchaser irrevocably attorns and submits to the exclusive jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom in respect of all matters arising out of or in connection with this Conveyance.

6.	This Conveyance may be executed in as many counterparts as are necessary and all executed counterparts together shall constitute one agreement.

IN WITNESS WHEREOF Vendor, Subco and Purchaser have executed and delivered this Conveyance as of the date first above written.

ARCH ENERGY INC.

Per: __________________________________
           Don Martin, President and CEO

SOURCE PETROLEUM INC.

Per: __________________________________
           Sam Charanek, President and CEO

1245147 ALBERTA LTD.

Per: __________________________________
           Sam Charanek, President and CEO

Schedule "E"

attached to and made part of a Purchase and Sale Agreement
dated September 7, 2007
between ARCH ENERGY INC. and SOURCE PETROLEUM INC. and 1245147 ALBERTA LTD.

ASSUMED LIABILITIES

None.